Exhibit T-1.7
Schedule RC 13
Consolidated Report of Condition for Insured Commercial
and State-Chartered Savings Banks for December 31,2007
All schedules are to be reported in thousands of dollars. Unless otherwise indicated, report the amount outstanding as of the last business day of the quarter.
Schedule RC — Balance Sheet

Dollar Amounts in Thousands		Bil Mil Thou

ASSETS
1. Cash and balances due from depository institutions (from Schedule RC-A):
a. Noninterest-bearing, balances and currency and coin (1)	RCON0081	3,869	1.a.
b. Interest-bearing balances (2)	RCON0071	6,026	1.b.
2. Securities:
a. Held-to-maturity securities (from Schedule RC-B, column A)	RCON1754	0	2.a.
b. Available-for-sale securities (from Schedule RC-B, column D)	RCON1773	11,090	2.b.
3. Federal funds sold and securities purchased under agreements to resell:
a. Federal funds sold	RCONB987	0	3.a.
b. Securities purchased under agreements to resell (3)	RCONB989	0	3.b.
4. Loans and lease financing receivables (from Schedule RC-C):
a. Loans and leases held for sale	RCON5369	0	4.a.
b. Loans and leases, net of unearned income	RCONB528	0	4.b.
c. LESS: Allowance for loan and lease losses	RCON3123	0	4.c.
d. Loans and leases, net of unearned income and allowance (item 4.b minus 4.c)	RCONB529	0	4.d.
5. Trading assets (from Schedule RC-D)	RCON3545	0	5.
6. Premises and fixed assets (including capitalized leases)	RCON2145	11,417	6.
7. Other real estate owned (from Schedule RC-M)	RCON2150	0	7.
8. Investments in unconsolidated subsidiaries and associated companies (from Schedule RC-M)	RCON2130	0	8.
9. Not applicable
10. Intangible assets:
a. Goodwill	RCON3163	0	10.a.
b. Other intangible assets (from Schedule RC-M)	RCON0426	15,875	10.b.
11. Other assets (from Schedule RC-F)	RCCN2160	13,192	11.
12. Total assets (sum of items 1 through 11)	RCON2170	63,469	12.

(1)	Includes cash items in process of collection and unposted debits.

(2)	Includes time certificates of deposit not held for trading.

(3)	Includes all securities resale agreements regardless of maturity.

Schedule RC 14
Schedule RC — Continued

Dollar Amounts in Thousands		Bil Mil Thou

LIABILITIES
13. Deposits:
a. In domestic offices (sum of totals of columns A and C from Schedule RC-E)	RCON2200	0	13a.
(1) Noninterest-bearing (1)	RCON6631	0	13.a.(1)
(2) Interest-bearing	RCON6636	0	13.a.(2)
b. Not applicable
14. Federal funds purchased and securities sold under agreements to repurchase:
a. Federal funds purchased (2)	RCONB993	0	14.a.
b. Securities sold under agreements to repurchase (3)	RCONB995	0	14.b.
15. Trading liabilities (from Schedule RC-D)	RCON3548	0	15.
16. Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases) (from Schedule RC-M)	RCON3180	0	16.
17. Not applicable
18. Not applicable
19. Subordinated notes and debentures (4)	RCON3200	0	19.
20. Other liabilities (from Schedule RC-G)	RCON2930	5,852	20.
21. Total liabilities (sum of items 13 through 20)	RCON2948	5,852	21.
22. Minority interest in consolidated subsidiaries	RCON3000	0	22.
EQUITY CAPITAL
23. Perpetual preferred stock and related surplus	RCON3838	0	23.
24. Common stock	RCON3230	600	24.
25. Surplus (exclude all surplus related to preferred stock)	RCON3839	38,609	25.
26.
a. Retained earnings	RCON3632	17,518	26.a.
b. Accumulated other comprehensive income (5)	RC0NB530	889	26.b.
27. Other equity capital components (6)	RCONA130	0	27.
28. Total equity capital (sum of items 23 through 27)	RCON3210	57,616	28.
29. Total liabilities, minority interest, and equity capital (sum of items 21, 22, and 28)	RCON3300	63,468	29.
Memorandum
To be reported with the March Report of Condition.

Number

1.	Indicate in the box at the right the number of the statement below that best describes the most comprehensive level of auditing work performed for the bank by independent external auditors as
	of any date during 2006	RCON6724	N/A	M.1.
1 =	Independent audit of the bank conducted in accordance with generally accepted auditing standards by a certified public accounting firm which submits a report on the bank

2 =	Independent audit of the bank’s parent holding company conducted in accordance with generally accepted auditing standards by a certified public accounting firm which submits a report on the consolidated holding company (but not on the bank separately)

3 =	Attestation on bank management’s assertion on the effectiveness of the bank’s internal control over financial reporting by a certified public accounting firm

4 =	Directors’ examination of the bank conducted in accordance with generally accepted auditing standards by a certified public accounting firm (may be required by state chartering authority)

5 =	Directors’ examination of the bank performed by other external auditors (may be required by state chartering authority)

6 =	Review of the bank’s financial statements by external auditors

7 =	Compilation of the bank’s financial statements by external auditors

8 =	Other audit procedures (excluding tax preparation work)

9 =	No external audit work

(1)	Includes total demand deposits and noninterest-bearing time and savings deposits.

(2)	Report overnight Federal Home Loan Bank advances in Schedule RC, item 16, “Other borrowed money.”

(3)	Includes all securities repurchase agreements, regardless of maturity,

(4)	Includes limited-life preferred stock and related surplus.

(5)	Includes net unrealized holding gains (losses) on available-for-sale securities, accumulated net gains (losses) on cash flow hedges, and minimum pension liability adjustments.

(6)	Includes treasury stock and unearned Employee Stock Ownership Plan shares.